Exhibit 10.21
SECOND AMENDMENT TO OFFICE LEASE AGREEMENT
Seaport Centre West
900 Saginaw Drive
Redwood City, California
     THIS SECOND AMENDMENT TO OFFICE LEASE AGREEMENT (“Second Amendment”) is dated as of November 19, 2007 (the “Effective Date”) and is entered into between HCP LS REDWOOD CITY, LLC (f/k/a Slough Redwood City, LLC), a Delaware limited liability company (“Landlord”) and CARDICA, INC., a Delaware corporation (“Tenant”), with reference to the following facts:
Recitals
     A. Landlord (as successor to CA-Seaport Centre Limited Partnership) and Tenant are parties to an Office Lease Agreement dated as of April 25, 2003, as amended by a First Amendment dated as of January 21, 2004 (the “First Amendment”) (as so amended, the “Lease”), which Lease presently covers premises consisting of approximately 29,614 rentable square feet (the “Premises”) constituting a portion of the building in the Britannia Seaport Centre, Redwood City, California commonly known as 900 Saginaw Drive (the “Building”). The current term of the Lease is presently scheduled to expire on August 31, 2008.
     B. Landlord and Tenant wish to further amend the Lease to provide for the extension of the term of the Lease, subject to all of the provisions of this Second Amendment, and to make certain other mutually agreeable changes in the Lease as more particularly set forth herein.
     C. Capitalized terms used in this Second Amendment as defined terms but not specifically defined in this Second Amendment shall have the meanings assigned to such terms in the Lease.
Agreement
     NOW, THEREFORE, in consideration of the mutual agreements contained in this Second Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. Extended Term of Lease. The Term of the Lease is extended to and including August 31, 2011, upon the terms and conditions set forth in this Second Amendment. The period from September 1, 2008 through August 31, 2011 is referred to herein as the “Extended Term.” Tenant shall have no further option to extend the Term of the Lease, and the provisions of Article I of Exhibit F to the Lease are terminated and of no further force or effect. The Right of First Offer set forth in Article II of Exhibit F to the Lease remains in full force and effect, however, and shall remain exercisable in accordance with its terms during the Extended Term.
           (a) During the remainder of the initial Term of the Lease (i.e., through August 31, 2008), the provisions of the Lease relating to Base Rent, Additional Rent, Tenant’s Pro Rata Share, Tenant’s Monthly Expense and Tax Payment and all other monetary obligations of Tenant under the Lease shall remain in full force and effect and are not affected by this Second Amendment.

           (b) During the Extended Term, the provisions of the Lease relating to monthly Base Rent, Additional Rent, Tenant’s Pro Rata Share, Tenant’s Monthly Expense and Tax Payment and all other monetary obligations of Tenant under the Lease shall remain in full force and effect and are not affected by this Second Amendment, except that the monthly Base Rent payable by Tenant under the Lease for the Extended Term shall be as follows:

		Base Rent	Monthly
Months	Rentable SF	Per SF/Mo	Base Rent
9/1/08 - 8/31/09	29,614	$2.25	$66,631.50
9/1/09 - 8/31/10	29,614	$2.34	$69,296.76
9/1/10 - 8/31/11	29,614	$2.43	$71,962.02
     2. Landlord’s Work; No Allowance. Landlord shall perform the following work in the Premises and Building, at Landlord’s sole cost and not as an operating expense under the Lease, with reasonable diligence and as soon as practicable after the Effective Date: (a) replace the carpet in the common lobbies and repaint the common lobbies in mutually acceptable color and grade; and (b) replace damaged and/or rusty stall panels in restrooms, install electric hand driers in all restrooms, and replace the wallpaper and/or paint the restrooms. Apart from the performance of the specific items of work described in the preceding sentence, Tenant acknowledges that Landlord is not required to provide, and will not provide, any improvements, refurbishments or other work in the Premises or Building, nor any tenant improvement allowance, refurbishment allowance or other similar allowance or funding with respect to the Premises or Building, during or in connection with the Extended Term.
     3. Reduction of Security Deposit. As of the Effective Date, the amount of the Security Deposit required to be maintained by Tenant under the Lease is reduced to $300,000 for the duration of the initial Term and Extended Term. Promptly following the Effective Date, Landlord shall cooperate with Tenant in arranging for a reduction of the letter of credit presently held by Landlord, or the issuance of a replacement letter of credit by the issuer, to conform to such reduction in the amount of the Security Deposit, provided that any charges or fees imposed by the issuer in connection with such reduction or replacement of the letter of credit shall be paid solely by Tenant.
     4. Brokers. Landlord shall pay a commission (a) to Tenant’s broker, Jones Lang LaSalle, and (b) to Landlord’s broker, CB Richard Ellis, Inc., each in accordance with a separate agreement, upon execution of this Second Amendment. Each party respectively (i) represents and warrants that no other broker participated in the consummation of this Second Amendment or of the transactions contemplated herein, and (ii) agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including (but not limited to) reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations, agreements or other dealings by the indemnifying party with any other broker in connection with this Second Amendment and the transactions contemplated herein.
     5. Entire Agreement. This Second Amendment constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all prior negotiations, discussions, terms sheets, letters, understandings and agreements, whether oral or written, between the parties with respect to such subject matter (other than the Lease itself, as expressly amended hereby).
     6. Execution and Delivery. This Second Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, effective when each party has executed at least one such counterpart or separate counterpart, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.
     7. Full Force and Effect. Except as expressly set forth herein, the Lease has not been modified or amended and remains in full force and effect.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the date first set forth above.

“Landlord”			“Tenant”
HCP LS REDWOOD CITY, LLC (f/k/a Slough			CARDICA, INC., a Delaware corporation
Redwood City, LLC), a Delaware limited
liability company

By:	HCP Estates USA Inc. (f/k/a Slough		By:	/s/ Robert Y. Newell

	Estates USA Inc.), a Delaware corporation,		Name:	Robert Y. Newell
	Its Manager		Title:	CFO

	By:	/s/ Marshall D. Lees

	Name:	Marshall D. Lees
	Title:	Executive Vice President